UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 15, 2010 (September 10, 2010)

REIS, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12917	13-3926898
(Commission File Number)	(IRS Employer Identification No.)

530 Fifth Avenue, New York, NY	10036
(Address of Principal Executive Offices)	(Zip Code)

(212) 921-1122
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On September 10, 2010, the Board of Directors of Reis, Inc. (the “Company”) (i) voted to increase the size of the Board from seven to nine directors, effective immediately, and (ii) upon the recommendation of the Board’s Nominating and Corporate Governance Committee, voted to appoint Thomas J. Clarke Jr. and Byron C. Vielehr to the Board to fill the vacancies and to serve until their respective successors are duly elected and qualified at the next annual meeting of stockholders.  Both Mr. Clarke and Mr. Vielehr were determined by the Board to be independent directors.  Each of Mr. Clarke and Mr. Vielehr will be compensated for his service on the Board and any committee of the Board on which he serves in accordance with the Company’s compensation arrangements for non-employee directors.

Neither Mr. Clarke nor Mr. Vielehr has been appointed to any committee of the Board at this time.  It is expected that committee assignments will be determined at the Board’s regular meeting following the 2010 annual meeting of stockholders.

There are no arrangements or understandings between (i) either Mr. Clarke or Mr. Vielehr, on the one hand, and (ii) any other person, on the other hand, pursuant to which either of them was selected as a director, nor are there any transactions between the Company and either Mr. Clarke or Mr. Vielehr that are reportable under Item 404(a) of Regulation S-K.

Pursuant to General Instruction F to Form 8-K, a copy of the press release dated September 15, 2010 announcing the appointment of Mr. Clarke and Mr. Vielehr to the Board is attached hereto as Exhibit 99.1, and is incorporated into this Item 5.02 by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release Dated September 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REIS, INC.

		By:	/s/ Alexander G. Simpson
Alexander G. Simpson
Vice President & General Counsel

Date:	September 15, 2010

Exhibit Index

99.1	Press Release Dated September 15, 2010